UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Commission File No.: 0-28887

Date of Report: September 18, 2015

WESTPORT ENERGY HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	22-3328734
(State of other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

100 Overlook Center, 2nd Floor	08540
(Address of principal executive offices)	(Zip Code)

(609) 498-7029
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (18 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (18 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (18 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (18 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a)	On September 9, 2015 Westport Energy Holdings Inc. (“Westport”) issued to YA Global Investments, L.P. (“YA Global”) a Secured Convertible Debenture dated September 9, 2015 in the principal amount of $150,000 (“Debenture CICS-29”). Debenture CICS-29 bears interest at the rate of 9% per annum, payable at maturity. The maturity date for payment of Debenture CICS-29 is December 31, 2016. The holder of Debenture CICS-29 is entitled to convert the principal and accrued interest on the debenture into Common Stock of at a conversion rate equal to the lesser of (a) $15.00, or (b) 90% of the lowest daily volume-weighted average price of the Common Stock during the 10 consecutive trading days immediately preceding the conversion date or other date of determination, subject to adjustment as provided for in the debenture. The shares of Common Stock into which Debenture CICS-29 may be converted will not be registered for resale and shall be subject to the rights and restrictions of Rule 144.

Debenture CICS-29 was issued pursuant to that certain Debenture Purchase Agreement Amendment between Westport and YA Global dated September 9, 2015, which amendment (i) increased the purchase amount of the Debenture Purchase Agreement from $1,820,000 to $1,970,000 and (ii) modified the “Third Funding” of the Debenture Purchase Agreement so that the additional $150,000 added to the Debenture Purchase Agreement amount would be funded as the “Sixteenth Tranche” of the “Third Funding.” The closing of the “Sixteenth Tranche” occurred on September 9, 2015.

The foregoing descriptions of Debenture CICS-29 and the Debenture Purchase Agreement Amendment related thereto do not purport to be complete and are qualified in their entirety by reference to the full text of such documents filed as Exhibits 10.1 and 10.2 hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Secured Convertible Debenture No. CICS-29 dated September 9, 2015 in the principal amount of $150,000, with YA Global Investments, L.P. as the “Holder” thereunder and Westport Energy Holdings Inc. as the “Company” thereunder.

10.2	Agreement dated September 9, 2015 entered into by and between Westport Energy Holdings Inc. and YA Global Investments, L.P. amending the Debenture Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 18, 2015	WESTPORT ENERGY HOLDINGS INC.

	By:	/s/ Stephen J. Schoepfer
Stephen J. Schoepfer, Chief Executive Officer